Exhibit 99.1

Investor Relations: Peter Williams – pwilliams@saba.com – Tel. +1-650 581-2500

Saba Announces First Quarter Fiscal 2006 Financial Results

Total Revenues Grow 46% and License Revenue Grows 35% Over Same Quarter Last Year

Redwood Shores, Calif., Sept. 29, 2005 – Saba (NASDAQ: SABA), a leading provider of human capital management (HCM) solutions, today reported financial results for its first quarter ended August 31, 2005.

First Quarter Results

•	Total revenues in the first quarter of fiscal 2006 were $13.6 million, representing a 46% increase compared to $9.3 million in the same quarter last year.

•	License revenue was $3.4 million, representing a 35% increase compared to $2.5 million in the first quarter of fiscal year 2005.

•	Maintenance and support revenue was $4.4 million, reflecting over a 98% renewal rate for the quarter and a 30% increase compared to $3.4 million in the first quarter of fiscal year 2005.

•	Professional services revenue was $5.9 million, representing a 71% increase compared to $3.4 million in the first quarter of fiscal year 2005.

•	Gross margins were 61% in the quarter compared to 67% in the same quarter of the prior fiscal year. The decrease in margins reflect the impact of costs incurred to deliver professional services and maintenance and support pursuant to contracts assumed in the Thinq acquisition for which, as the result of purchase accounting, Saba is unable to recognize the full amount of revenue that would have been recorded by Thinq, and Saba’s use of third party contractors to satisfy increased demand for consulting services.

•	The net loss on a GAAP basis was $0.09 per share, or a loss of $1.5 million, compared to a loss of $0.12 per share, or $1.7 million, in the first quarter of fiscal year 2005. Saba increased spending in the first quarter to include $700,000 of third party consultants used to deliver consulting services in the quarter and $500,000 of recruiting fees to support Saba’s growth. Saba hired 49 employees in the quarter.

•	Deferred revenue was $11.7 million compared to $12.5 million at the end of the prior quarter. The decrease in deferred revenue is attributable to seasonality in Saba’s business as there are fewer support renewals in the first quarter.

•	Saba completed software deals for 32 customers in the quarter.

“New and existing customers continued to adopt Saba Enterprise 2005 in the first quarter, sustaining our growth momentum worldwide,” said Bobby Yazdani, Saba’s chairman and CEO. “Since the release of our new offerings, over 70 customers are in the process of implementing this latest version. We increased spending in the first quarter to accommodate this expansion and we are now well positioned to deliver profitable growth while continuing to provide top-tier learning and HCM solutions to customers through new and existing channels.”

Saba Highlights From the First Quarter of Fiscal Year 2006

Select Wins: In the first quarter of fiscal 2006, Saba concluded software license agreements with new customers in North America, Japan and EMEA. These select new wins included Credit Suisse, Diamond Computer Service, Hitachi Data Systems, Kohler Company, Kyocera Maruzen System Integration (KMSI), MD Anderson, Northrop Grumman Electronic Systems and PKN Orlen (Poland).

Select Expansions: Saba also concluded agreements with many existing customers who expanded the number of licenses for current Saba products, purchased licenses for additional components of Saba’s HCM suite or secured Professional Services engagements. Expansions include Abbey, Alltel, Anheuser Busch, Bank of Tokyo Mitsubishi, Best Buy, BMW, Companhia Vale do Rio Doce (CVRD), Global Knowledge Network, LaSalle College, Kaiser Permanente, McKesson Corporation, Novartis Farmacéutica, Promina, QTG (Quaker, Tropicana, Gatorade), Red Hat, Scotiabank, TelMex and United Surgical Partners International (USPI).

New Public Sector Channel: Saba was awarded the right to deliver complete human capital management solutions including learning management systems (LMS), learning content management systems (LCMS), performance management systems, analytics and collaboration tools to government agencies under the Gov Online Learning Center (GoLearn) initiative. GoLearn provides agencies with a single source to address human capital management issues. Through the GoLearn program, agencies can now utilize Saba’s unique human capital services on demand delivery model to align people within and between agencies, develop staff and measure results at the employee, manager and agency level.

New ASP Channel: Saba announced an alliance with Business Learning Bank (BLB), a human resource development outsourcing service, to provide comprehensive turnkey learning systems to enterprises in Japan. The alliance combines Saba’s HCM software solutions with BLB’s ASP model and learning portals, offering Japan-based corporations, commercial organizations and universities an enterprise-class learning solution covering the entire learning cycle. More than 14 organizations such as KVH Co., Ltd., Bridge International Corporation and Tama University have selected the integrated solution to combine new e-learning offerings with existing in-company training and competency learning programs.

Successful Annual Users Conference: In June, Saba hosted its user group conference, “Innovations 2005”, in Redwood City, CA. With over 300 attendees, this year marked the highest number of participants in the history of the event, including customer attendees from over 20 countries in North America, Latin America, Europe, Australia and Japan. As part of the conference, Saba hosted six regional user groups, participated in its Global Customer Advisory Board meeting and awarded six customers for HCM best practices. Twenty partners sponsored the event.

Industry Analyst Recognition

Gartner: In the “Magic Quadrant 2005: E-learning Suites” report published by Gartner, Inc. on August 15, 2005, Saba was positioned in the leader quadrant. According to Gartner, “leaders” are vendors who are performing well today, have a clear vision of market direction, and are actively building competencies to sustain their leadership position in the market.

Training Media Review: In its “TMR Review of Saba Learning for Enterprise 2005,” Training Media Review (TMR), the only provider of hands-on reviews of business training content and technology, Saba Enterprise 2005 received an outstanding rating, the highest possible score, in all areas reviewed, including Learning Delivery, Learning Management, User Environment, Content Authoring/Management and Reporting & Analysis. According to the review, “Saba Enterprise 2005 has an excellent set of features to meet requirements in different learning environments – corporate, commercial, regulatory, extended enterprise, etc.”

Recent Management Additions

Subsequent to the close of first quarter, Mark D. Frost joined Saba as chief operating officer and Alun Cope-Morgan joined Saba as president of Saba Europe, Middle East and Africa (EMEA).

Mark Frost. Mr. Frost will provide strategic direction for Saba’s HCM solutions, including oversight of Saba’s Engineering, Global Support and Hosting, Education, Product Management and Product Marketing functions. Mr. Frost brings more than 20 years of experience in technology management to Saba, most recently serving as vice president and general manager of PeopleSoft’s HCM product division.

Prior to PeopleSoft, he served as vice president and general manager of product operations at Documentum and as COO for Objectstream. Previously, he also held vice president of engineering positions at NeoVista Software, Envirotest Systems, Inc., and Systems Control, Inc., as well as key management positions with EDS Corporation and General Electric.

Alun Cope-Morgan. Mr. Cope-Morgan is responsible for business operations in EMEA and will drive the strategy of Saba’s EMEA business to fortify the company’s market presence and further expand global sales. Mr. Cope-Morgan is a technology veteran with more than 17 years of experience leading companies in Europe to increased market share and larger revenues.

Prior to joining Saba, he was director of EMC Open Software Group in EMEA, where he led the execution of strategies that significantly grew annual revenue. Before joining EMC, he was the managing director and vice president of UK and International Operations with Tridion. Previously, he has held senior leadership positions with Iona Technologies, Amdahl and Easel Corporation.

Business Outlook

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake to update these targets in any way or for any reason.

•	Saba anticipates revenue for its second quarter of fiscal 2006 (November 30, 2005) to be in the range of $15.0 million to $16.0 million.

•	Saba anticipates GAAP net earnings per share for its second quarter of fiscal 2006 (November 30, 2005) to range from a loss of $0.01 to a profit of $0.02.

Conference Call

The company will host a conference call on first-quarter results at 2:00 p.m. PT on Thursday, September 29, 2005. The call will be available via Web cast at http://investor.saba.com or by dialing +1-612-332-1213.

A replay of the call will be available at http://investor.saba.com or by calling +1-320-365-3844 and entering code 794091, after 5:30 p.m. PT on September 29, 2005 through October 14, 2005 at 11:59 p.m. PT.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding Saba’s business outlook, including anticipated revenue and per share earnings and loss, and statements regarding Saba’s market position, momentum and ability to grow profitably and to provide top-tier learning and HCM solutions to customers through new and existing channels, the market acceptance of Saba’s recently introduced products, and the ability of GoLearn to contribute to Saba’s revenues. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: Saba’s dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, the success of Saba’s alliances, the ability of Saba to successfully integrate the THINQ acquisition; fluctuation in customer spending, length of Saba’s sales cycle, competition, rapid technological change, dependence on new product introductions and enhancements, potential software defects and the accuracy of Saba’s valuation of intangible assets acquired in the THINQ acquisition. Readers should also refer to the section entitled “Risk Factors” on pages 26 through 34 of Saba’s Annual Report on Form 10-K dated August 29, 2005 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

About Saba

Saba (NASDAQ: SABA) is a leading provider of integrated Human Capital Management (HCM) solutions. Saba enables The Aligned Enterprise™ by aligning goals, developing and motivating people, and measuring results — driving greater organizational performance.

More than 10 million current users in over 30 countries use Saba today. Customers include ABN AMRO, Alcatel, Bank of Tokyo-Mitsubishi, BMW, CEMEX, Cisco Systems, DaimlerChrysler, Dell, Deloitte Touche Tohmatsu, EDS, EMC Corporation, FedEx Kinko’s, Insurance Australia Group, Lockheed Martin, Medtronic, National Australia Bank, Novartis, Petrobras, Procter & Gamble, Scotiabank, Sprint, Standard Chartered Bank, Swedbank and the U.S. Army and U.S. Navy.

Headquartered in Redwood Shores, California, Saba has 20 offices worldwide. For more information, please visit www.saba.com or call (+1) 877-SABA-101 or (+1) 650-779-2791.

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Saba, the Saba logo, and the marks relating to other Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. All other trademarks are the property of their respective owners.

Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended
	August 31, 2005	August 31, 2004
Revenues:
License	$3,396	$2,522
Services	10,232	6,791

Total revenues	13,628	9,313

Cost of revenues:
Cost of license	259	79
Cost of services	5,042	3,015
Amortization of acquired developed technology	—	2

Total cost of revenues	5,301	3,096

Gross profit	8,327	6,217

Operating expenses:
Research and development	2,758	2,365
Sales and marketing	5,395	4,337
General and administrative	1,432	1,132
Amortization of purchased intangible assets	170	—

Total operating expenses	9,755	7,834

Loss from operations	(1,428)	(1,617)
Interest (expense) income and other, net	(111)	(18)

Loss before provision for income taxes	(1,539)	(1,635)
Provision for income taxes	(8)	(42)

Net loss	$(1,547)	$(1,677)

Basic and diluted net loss per share	$(0.09)	$(0.12)

Shares used in computing basic and diluted net loss per share	17,295	14,026

Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	August 31, 2005	May 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$15,408	$16,628
Short-term investments		150
Cash and cash equivalents	$11,802	$15,408
Restricted cash	140	$140
Accounts receivable, net	14,355	15,187
Prepaid expenses and other current assets	1,299	1,543

Total current assets	27,596	32,278

Property and equipment, net	1,010	874
Goodwill and other intangible assets	19,962	20,157
Other assets	1,050	990

Total assets	$49,618	$54,299

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,958	$4,975
Accrued expenses	5,586	7,498
Deferred revenue	11,630	12,406
Current portion of debt and lease obligations	2,303	2,300

Total current liabilities	24,477	27,179

Deferred revenue	31	51
Accrued rent	2,760	2,839
Debt and lease obligations, less current portion	3,012	3,396

Total liabilities	30,280	33,465

Stockholders’ equity:
Total stockholders’ equity	19,338	20,834

Total liabilities and stockholders’ equity	$49,618	$54,299

Goodwill includes a preliminary allocation of the purchase price to acquired assets and assumed liabilities, and is subject to change.